UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12 (B) OR 12 (G) OF THE

SECURITIES EXCHANGE ACT OF 1934

INTRAWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	68-0389976
(State of incorporation or organization)	(IRS Employer I.D. No.)

25 Orinda Way, Orinda, California	94563
(Address of principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates:                      (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

AMENDMENT NO. 3 TO FORM 8-A

We hereby amend the following items, exhibits or other portions of our Form 8-A filed on September 12, 2005, as amended June 26, 2006 and January 23, 2007 (collectively, the “Form 8-A”), related to our Preferred Stock Rights Agreement, as set forth below.

Item 1.     Description of Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

“The Company announced on October 20, 2008 that it entered into an Agreement and Plan of Merger, dated as of October 20, 2008 (the “Merger Agreement”), by and among the Company, Acresso Software Inc., a Delaware corporation (“Parent”), and Indians Merger Corp., a Delaware corporation and indirect and wholly owned subsidiary of Parent (“Merger Sub”).

Immediately prior to the execution of the Merger Agreement, the Computershare Investor Services, LLC (the “Rights Agent”), entered into the First Amendment (the “First Amendment”) to the Second Amended and Restated Preferred Stock Rights Agreement between the Company and the Rights Agent dated as of January 22, 2007 (the “Rights Agreement”). The First Amendment provides that neither (i) the adoption, approval, execution or delivery of the Merger Agreement and the Voting Agreements, (ii) the public announcement of such adoption, approval, execution or delivery or (iii) the consummation of the transactions contemplated by the Merger Agreement and the Voting Agreements (the transactions described in clauses (i), (ii) or (iii), together with any related transaction, the “Exempted Transactions”), will trigger the separation or exercise of the Rights or any adverse event under the Rights Agreement. In particular, neither Parent or Merger Sub, nor any of their respective Affiliates, Associates, stockholders, directors or officers, or certain other specified persons, shall be deemed to be an Acquiring Person, and none of a Shares Acquisition Date, a Distribution Date or any Triggering Event shall be deemed to have occurred, in each case by virtue of any Exempted Transaction. In addition, immediately prior to the Effective Time, but only if the Effective Time shall occur, the Rights Agreement, as amended, shall be terminated and the holders of the Rights shall not be entitled to any benefits thereunder.

The First Amendment is filed herewith as an exhibit and is hereby incorporated by reference. The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the First Amendment. Capitalized terms used without definition herein shall have the meanings ascribed to them in the Rights Agreement, as amended.”

Item 2.	Exhibits

4.1	Second Amended and Restated Preferred Stock Rights Agreement, dated as of January 22, 2007, incorporated by reference to the Registration Statement on Form 8-A/A filed with the Commission on January 23, 2007.

4.2	First Amendment to the Second Amended and Restated Preferred Stock Rights Agreement, dated as of October 20, 2008, incorporated by reference to the Current Report on Form 8-K filed with the Commission on October 20, 2008.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 20, 2008	INTRAWARE, INC.

/s/ Wendy A. Nieto
Wendy A. Nieto
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

4.1	Second Amended and Restated Preferred Stock Rights Agreement, dated as of January 22, 2007, incorporated by reference to the Registration Statement on Form 8-A/A filed with the Commission on January 23, 2007.

4.2	First Amendment to the Second Amended and Restated Preferred Stock Rights Agreement, dated as of October 20, 2008, incorporated by reference to the Current Report on Form 8-K filed with the Commission on October 20, 2008.